Exhibit 10.27

2010 Skype Bonus Plan Rules (Worldwide)

Adopted by the Compensation Committee to the Board on 3rd March 2010

Purpose

The 2010 Skype Bonus Plan is a cash incentive program designed to align employee compensation with individual and Company performance. It is a critical component of the overall total reward package and is designed to enable Skype to attract, retain and reward high performing individuals who contribute to Skype’s annual performance goals. .

Plan Year

The plan year is January 1, 2010 through December 31, 2010, unless terminated earlier by Skype.

Eligibility

All active full time and part time employees who are notified by the Company are eligible to participate in the Skype Bonus Plan. Employees who participate in other bonus programs or commission plans, such as a sales incentive plan are not eligible to participate in the Skype Bonus Plan unless specifically made eligible in writing by the Global Head of Rewards and Operations. However, the Company may, in its sole discretion, provide for a payout under the Skype Bonus Plan for any employee who has changed positions during the performance period and, as a result, may have become eligible to participate in the Skype Bonus Plan and another bonus program during a performance period.

The performance period for the Skype Bonus Plan is semi-annual. Provided the terms and conditions for the payment of a bonus are satisfied, awards under the Skype Bonus Plan will be paid on a semi-annual basis. The two semi-annual performance periods are from January 1 through June 30 (the “first half” or “H1”) and from July 1 through December 31 (the “second half” or “H2”).

To be eligible to receive any Skype Bonus Plan payout, you must be employed for a full calendar quarter and, where permitted, you must be employed on the date the bonus is paid as further set out below.

•	To be eligible to receive the H1 Semi-Annual bonus, employees must be continuously employed from the first business day of the second quarter (i.e. April 1) through to the bonus payout date.

•	To be eligible to receive the H2 Semi-Annual bonus, employees must be continuously employed from the first business day of the fourth quarter (i.e. October 1) through to the bonus payout date.

Employees with a performance rating of “Does Not Meet” expectations are not eligible to receive a Skype bonus.

Targets and Components

The Company will notify each eligible employee of his or her target incentive opportunity (normally within the first three months of the Plan Year). Target incentive varies based on the organisational level (grade) and is expressed as a percentage of eligible earnings. The employee’s grade in effect at the end of the relevant half will be used in determining the employee’s target incentive for that half, though the Company has the discretion to reduce the amount of a bonus paid to an employee.

Semi-Annual Bonus

Semi-Annual bonuses are comprised of two components (Company and Individual).

Company Component – 75% of a participant’s semi-annual bonus percent is based upon the performance of Skype Global Sarl (the “Company”) on three key metrics and three scenarios (or goals), against which payouts will be determined for each metric: “threshold”, “target” and “maximum”. The goals for each metric are approved for each semi-annual period by the Compensation Committee (the “Committee”).

Actual performance relative to each goal is measured at the end of each semi-annual period to determine the final bonus percent for this component. The bonus percent for this component can range from 30% to 162.5% (for Grade 8 and above) or 50% to 162.5% (for Grades 1 to 7) of the participants’ target bonus opportunity.

For 2010 the financial goals are based on:

1. Corporate revenue performance ($ at constant currency at 1.40) [30% weighting]

2. EBITDA defined as Adjusted EBITDA* ($ at constant currency at 1.40) [30% weighting]

3. Connected users** – [15% weighting]

*	EBITDA is measured after the cost of the bonus plan
**	Connected Users is calculated as the lesser of the total Connected Users at the end of the measurement period or an adjusted Connected User number calculated as: Connected Users at the end of the measurement period multiplied by A and divided by B, where A are the average user engagement minutes during the measurement period (defined as total SO billing mins and S2S minutes) and B is 1,142 mins (2009 average engagement minutes). The lesser of these two numbers is then compared to the min, target and max number for actual Connected Users.

For the CEO and employees holding VP title performance against the Revenue and EBITDA goals will be based on actual results without restating for the effects of foreign exchange. Payment of a bonus to this group of employees is contingent on the plan funding for all Skype employees.

For all other employees performance against the Revenue and EBITDA goals will be based on actual results restated to constant currency at 1.40.

For achievement of threshold to target financial performance in 2010, 30% or 50% to 100% of the participant’s target bonus opportunity relating to each metric is payable. No bonus is due in the event that the plan threshold performance goal (after cost of bonus) is not achieved. Bonus percentages for each metric are calculated on a straight-line basis between threshold and target financial performance.

Similarly, for achievement of target to maximum performance the bonus percent for this component may range from 100% to 162.5% of the participant’s target bonus percent on a straight-line basis.

Individual Component – 25% of a participant’s semi-annual bonus is subject to the discretion of the relevant manager or, in the case of selected senior Executives, the Compensation and Nominations Committee who will assess performance against agreed key metrics. When using his/her discretion the relevant manager will take into account factors such as individual performance relative to goals set at the beginning of each semi-annual period and documented in the performance management tool. Performance against these objectives and relative to peers is evaluated by management following the close of each semi-annual period. A participant’s’ bonus percent can range from 0% to 162.5% of the target bonus percent relating to this component of the bonus.

Funding of the Skype Bonus Plan

Funding of the Skype Bonus Plan is contingent on the Company meeting a minimum threshold level of profitability as approved by the Committee. For 2010, this profitability threshold is an EBITDA level of performance (after the cost of the Bonus plan) based on actual results without restating for the effects of foreign exchange. Normally, no Semi-Annual bonus or other bonus awards will be paid in 2010 if the minimum EBITDA threshold level established for the plan is not met.

The total amount by which the Skype Bonus Plan is funded is determined according to the sum of two pools (Company and Individual).

The Company Pool is equal to 75% of the sum of the total target incentive opportunity multiplied by the corresponding eligible earnings for all participants. If the maximum Company goals are achieved, the Company Pool may rise to 162.5% of this sum on a straight-line basis. Similarly, the Company Pool may fall from 100% of this sum to the new sum of:

•	30% of the total target incentive opportunity (multiplied by corresponding eligible earnings) for all participating employees at Grade 8 and above, plus,

•	50% of the total target incentive opportunity (multiplied by corresponding eligible earnings) for all participating employees at Grade 7 and below.

The Individual Pool of the bonus is equivalent to 25% of the total target incentive opportunity for all participants and may be adjusted up or down by a Modifier reflecting the level of EBITDA performance (after bonus costs). When the Company performs below its EBITDA target goal, but above its threshold goal, the Modifier applied to the Individual Pool will range from 1 to 0.8. The Modifier factor is determined by reference to actual performance relative to the threshold to target financial performance range described above on a straight-line basis.

Similarly, if the Company performs above its EBITDA target level, the Modifier applied to the Individual Pool will range from 1 to 1.2 by reference to actual EBITDA performance in the target to maximum performance range described above on a straight-line basis. The Modifier will generate an additional discretionary fund above target amount for allocation to eligible employees. Generally, an employee must receive a rating of Exceeds Some or Exceeds Most to be eligible to receive an additional Discretionary Award. Discretionary Awards are paid at the Company’s sole discretion

Eligible Earnings

Eligible earnings include all regular contractual earnings paid to the employee within the performance period. Subject to the discretion of the Committee this includes: salary, hourly pay, overtime, retroactive pay, on call/standby pay, paid time off, holiday pay, floating holiday, bereavement pay, jury + witness duty pay, military leave, sabbatical pay, language differential, shift differential, worked on holiday, overtime back pay, QA time off, special PTO pay, lead differential, travel pay, suspension with pay, military check offset, auto allowance, other earnings, continuation pay, pay in lieu of notice, and PTO payout (for international transfers).

For the avoidance of doubt, eligible earnings do not include any extraordinary incentive payments such extraordinary incentive payments include, but are not limited to, recognition bonuses, sign-on bonuses, relocation payments, management bonuses, equalization payments, termination payments (including the payout of accrued holiday in connection with any such termination), expense reimbursements or other allowances.

Skype Bonus Plan Payouts

The Semi-Annual bonus is determined as follows, subject to the Committee’s absolute discretion:

•	Company Payouts (75%)

•	Eligible earnings paid in the half X 30% of the target bonus percent X Revenue Component

•	Eligible earnings paid in the half X 30% of the target bonus percent X EBITDA Component

•	Eligible earnings paid in the half X 15% of the target bonus percent X Connected User Component

•	Individual Payouts

•	Eligible earnings paid in the half X 25% of target bonus percent for the participant X Individual Component (as determined by the participant’s manager) x Modifier % (80-100% if applicable)

If the Company performs above its EBITDA target level an additional discretionary fund is generated an eligible employee may receive an additional Discretionary Award. Generally, an employee must receive a rating of Exceeds Some or Exceeds Most to be eligible to receive an additional Discretionary Award. Discretionary Awards are paid at the Company’s sole discretion

The semi-annual bonus will usually be paid within two months following the close of the relevant performance period. Any payout shall be made solely from the Company’s general assets. Any payout shall be subject to the deduction of appropriate local income taxes and social security contributions through payroll.

Administration

The Committee or a subcommittee to which the Committee delegates its authority has the power to administer the Skype Bonus Plan and interpret the terms of the program. The calculation and payment of any bonus payout under the Skype Bonus Plan will be at the Committee’s sole and absolute discretion.

Any dispute arising as the interpretation or administration of the Skype Bonus Plan will be determined by the Committee in its absolute discretion. All actions taken and determinations made by the Committee shall be conclusive and binding. Skype reserves the right to amend or terminate the Skype Bonus Plan at any time and for any reason or to reduce or modify payments at any time at its sole discretion.

Any bonus payout made under the Skype Bonus Plan, as well as the Skype Bonus Plan itself, is discretionary in nature. A payment of a bonus in any period does not guarantee a payment of a bonus in any subsequent period.

The Skype Bonus Plan is in effect for the 2010 calendar year and Skype is under no obligation to renew or extend the Skype Bonus Plan for future years. Funding for the Skype Bonus Plan and bonus payouts are always dependent and based on the financial performance of Skype.

NOTE to Employees Working for Foreign Subsidiaries of Skype: Your participation in the Skype Bonus Plan does not mean you are an employee of Skype. Any bonus you may receive is not part of your local compensation or an entitlement of your employment. Participation in the Skype Bonus Plan does not guarantee continued employment with the Company.

*	Connected Users is calculated as the lesser of the total Connected Users at the end of the measurement period or an adjusted Connected User number calculated as: Connected Users at the end of the measurement period multiplied by A and divided by B, where A are the average user engagement minutes during the measurement period (defined as total SO billing mins and S2S minutes) and B is 1,142 mins (2009 average engagement minutes).

The lesser of these two numbers is then compared to the min, target and max number for actual Connected Users.

© 2010 by Skype. Commercially confidential.